Exhibit 99.1

Summit Therapeutics Inc.

(‘Summit’ or the ‘Company’)

Summit Therapeutics Announces Rights Offering

Cambridge, MA, March 26, 2021 - Summit Therapeutics Inc. (NASDAQ: SMMT) today announced that the Company’s Board of Directors has approved a rights offering available to all holders of record of the Company’s common stock, par value $0.01 (the “Common Stock”) as of the close of business on April 9, 2021. The Company intends to distribute to all holders of Common Stock as of the record date non-transferable subscription rights to purchase shares of Common Stock at a price per share equal to the lesser of (i) $5.24 per share, the closing price of the Common Stock on March 24, 2021, or (ii) the volume weighted-average price of the Common Stock for the ten consecutive trading days through and including the expiration date of the offering, currently contemplated to be May 4, 2021. Assuming that the rights offering is fully subscribed, the Company will receive gross proceeds of up to $75 million, less expenses related to the rights offering.

The rights offering will include an over-subscription right to permit each rights holder that exercises its basic subscription rights in full to purchase additional shares of Common Stock that remain unsubscribed at the expiration of the offering. The availability of the over-subscription right will be subject to certain terms and conditions to be set forth in the offering documents.

Robert W. Duggan, our Executive Chairman and Chief Executive Officer and the beneficial owner of approximately 69% of our outstanding Common Stock prior to this rights offering, has indicated that he intends to participate in the rights offering and subscribe for at least the full amount of his basic subscription rights, but has not made any formal binding commitment to do so.

The Company intends to register the rights offering with the Securities and Exchange Commission (the “SEC”) by filing a prospectus supplement to the Company’s effective shelf registration statement on Form S-3. When available, a copy of the prospectus supplement may be obtained at the website maintained by the SEC at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The rights offering will be made pursuant to the Company’s shelf registration statement on Form S-3, which became effective on October 15, 2020, and a prospectus supplement containing the detailed terms of the rights offering to be filed with the SEC. Any offer will be made only by means of a prospectus forming part of the registration statement.

Issuance of $55 million Promissory Note

On March 24, 2021, Mr. Duggan entered into a Note Purchase Agreement pursuant to which he has loaned the Company $55 million in exchange for the issuance by the Company of an unsecured promissory note (the “Note”) in the amount of $55 million. The Note accrues interest at a rate per annum equal to 150% of the applicable 10 Year US Treasury rate, as adjusted monthly. The rate is initially estimated to be approximately 2.4%. The Company may prepay any portion of the Note at its option without penalty. The Note will mature and become due upon the earlier of (i) the consummation of a registered public offering with net proceeds of no less than $55 million, or (ii) 13 months from the date of issuance of the Note. It is anticipated that this Note will be repaid in connection with the consummation of the rights offering. The Note was issued to Mr. Duggan in a private placement in reliance on Regulation D promulgated under the Securities Act of 1933, as amended.

The Note issued to Mr. Duggan has not been registered under the Securities and Exchange Act of 1933, as amended, and may not be offered or sold absent registration or an applicable exemption from registration requirements.

The Company expects to use the funds raised to support the following activities:

•	Continued patient enrollment into the Ri-CoDIFy Phase 3 clinical trial program of ridinilazole with the goal of its use as first-line therapy to treat initial infection and reduce recurrence of Clostridioides difficile infection;
•	Activities to support the regulatory approval for ridinilazole following the completion of the clinical trial program;
•	Preparatory activities to support the commercial launch of ridinilazole, if approved;
•	Development of early-stage research projects using the Company’s Discuva Platform, including for the treatment of multidrug-resistant Enterobacteriaceae infections;
•	Pursue business development opportunities to expand our pipeline of drug candidates; and
•	General corporate purposes.

Contact Summit Investor Relations:

Dave Gancarz

Vice President, Investor Relations & Corporate Strategy

david.gancarz@summitplc.com

General Inquiries:

investors@summitplc.com

Summit Forward-looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including but not limited to, statements about the clinical and preclinical development of the Company’s product candidates, the therapeutic potential of the Company’s product candidates, the potential commercialization of the Company’s product candidates, the timing of initiation, completion and availability of data from clinical trials, the potential submission of applications for marketing approvals, the impact of the COVID-19 pandemic on the Company’s operations and clinical trials and other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "target," "would," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: the uncertainties inherent in the initiation of future clinical trials, availability and timing of data from ongoing and future clinical trials and the results of such trials, global public health crises, including the coronavirus COVID-19 outbreak, that may affect timing and status of our clinical trials and operations, whether preliminary results from a clinical trial will be predictive of the final results of that trial or whether results of early clinical trials or preclinical studies will be indicative of the results of later clinical trials, expectations for regulatory approvals, laws and regulations affecting government contracts and funding awards, availability of funding sufficient for the Company’s foreseeable and unforeseeable operating expenses and capital expenditure requirements and other factors discussed in the "Risk Factors" section of filings that the Company makes with the Securities and Exchange Commission. Accordingly, readers should not place undue reliance on forward-looking statements or information. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of this release and should not be relied upon as representing the Company’s views as of any subsequent date. The Company specifically disclaims any obligation to update any forward-looking statements included in this press release.